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                                                                    EXHIBIT 11.1
                               VISIO CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




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
                                                                           YEAR ENDED SEPTEMBER 30,
                                                                  1995               1996               1997
                                                            -----------------  -----------------  -----------------

Weighted average common shares outstanding                             10,766             26,178             27,818
Net effect of dilutive stock options calculated using the
 treasury stock method and the average stock price                      1,734              2,686              2,454

Net effect of dilutive stock warrants calculated using
 the treasury stock method and the average stock price                     48                288                140

Weighted average common shares giving effect to the pro
 forma conversion of convertible and redeemable preferred              10,118                n/a                n/a
 stock into common stock

Net effect of preferred stock issued, stock options
 exercised and stock options granted during the 12 months
 prior to the Company's filing of it's initial public
 offering, calculated using the treasury stock method at
 the offering price of $16.00 per share.
Preferred stock issued                                                    170                n/a                n/a
Stock options exercised                                                   166                n/a                n/a
Stock options granted                                                     674                n/a                n/a
                                                                      -------  -----------------  -----------------
Total                                                                  23,676             29,152             30,412
                                                                      =======            =======            =======
Net Income                                                            $ 2,346            $11,091            $15,113
                                                                      =======            =======            =======
Net income per share                                                    $0.10              $0.38              $0.50
                                                                      =======            =======            =======
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